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                                                                  Exhibit No. 13



                               PURCHASE AGREEMENT
                               ------------------

         Kidder, Peabody Investment Trust, a business trust organized under the laws of the Commonwealth of Massachusetts (the "Trust"), and Kidder Peabody Asset Management, Inc. ("KPAM"), a corporation organized under the laws of the State of Delaware, agree as follows:

         1.   Offer and Purchase.
              ------------------

         The Trust offers KPAM and KPAM purchases 8,410.5 shares, par value of $.001 per share (the "Shares"), of Kidder, Peabody Global Equity Fund (the "Fund"), a series of the Trust, at a price of $12 per Share. KPAM acknowledges receipt of one certificate representing the Shares and the Trust acknowledges receipt from KPAM of $100,926 in full payment for the Shares.

         2.   Representation by KPAM.
              ----------------------

         KPAM represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to resale or further distribution.

         3.   Reduction of Redemption Proceeds.
              --------------------------------

         KPAM agrees that, if any of the Shares are redeemed before five years after the date of this Agreement by KPAM or by any other holder, the proceeds of the redemption will be reduced by the unamortized portion of the organization expenses in the same proportion as the number of Shares being redeemed bears to the number of initial shares of the Fund outstanding at the time of the redemption.

         4.   Filing of Declaration of Trust.
              ------------------------------

         The Trust represents that a copy of its Declaration of Trust dated as of March 28, 1991, as amended from time to time (the "Declaration of Trust"), is on file with the Secretary of the Commonwealth of Massachusetts and with the Boston City Clerk.

         5.   Limitation of Liability.
              -----------------------

         The Trust and KPAM agree that the obligations of the Trust under this Agreement will not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the trust


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property of the Trust as provided in the Declaration of Trust. No series of the
Trust, including the Fund, will be liable for any claims against any other series.

         6.   Dates.
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         The Agreement has been executed by the Trust and KPAM as of September
3, 1991 and will become effective as of the date the Trust's Registration Statement on Form N-lA becomes effective.

                                  KIDDER, PEABODY INVESTMENT TRUST


                                  By: /s/ Laurence H. Kaplan
                                      ------------------------------------
                                      Laurence H. Kaplan
                                        Secretary



                                  KIDDER PEABODY ASSET MANAGEMENT, INC.


                                  By: /s/ Ronald A. Huether
                                      ------------------------------------
                                        Ronald A. Huether
                                        Vice President and Treasurer







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